 Filed Pursuant to Rule 424(b)(4)
  Registration No. 333-294850
PROSPECTUS

The Magnum Ice Cream Company N.V.
121,604,413 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by the selling security holders named herein (the “Selling Securityholders”), of up to 121,604,413 ordinary shares in the capital of The Magnum Ice Cream Company N.V., a public company with limited liability under the laws of the Netherlands (Company Registration No: 97035467) (“we,” “us,” the “Company” or “Magnum”), nominal value of EUR 3.50 (“Ordinary Shares”).
We are registering these Ordinary Shares for resale by the Selling Securityholders pursuant to the registration rights granted to the Selling Securityholders under the Registration Rights Agreement, dated October 1, 2025, entered into between Magnum and Unilever PLC, a public limited company incorporated and registered in England and Wales (the “Registration Rights Agreement”). Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the Ordinary Shares. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our Ordinary Shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).
We will not receive any proceeds from the sale of any securities by the Selling Securityholders. As described further under “Plan of Distribution,” we will bear all costs, expenses and fees in connection with the registration and offering of the Ordinary Shares, other than certain costs and expenses to be borne by the Selling Securityholders. The Selling Securityholders will pay any underwriting discounts and commissions, if any, attributable to sales of the Ordinary Shares registered herein.
If any underwriters, dealers or agents are involved in the sale of any of the Ordinary Shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. No Ordinary Shares may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such Ordinary Shares. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our securities.
Our Ordinary Shares are listed on Euronext Amsterdam under the symbol “MICC,” on the Main Market of the London Stock Exchange under the ticker symbol “MICC” and on the New York Stock Exchange under the ticker symbol “MICC.” We had 612,259,739 Ordinary Shares outstanding as of March 30, 2026. On March 27, 2026, the last reported sale price of our Ordinary Shares as reported on the New York Stock Exchange was $14.63 per ordinary share.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.
We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements. See “Prospectus Summary — Implication of Being a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 13, 2026.

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ABOUT THIS PROSPECTUS
This prospectus is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Securityholders named herein may, from time to time, offer and sell or otherwise dispose of the ordinary shares covered by this prospectus. As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus.
This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our securities. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares of ordinary shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.
You should rely only on this prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
Except where the context otherwise requires or where otherwise indicated, the terms “Magnum,” the “Company,” the “Group,” “we,” “us,” “our,” “our company,” and “our business” refer to The Magnum Ice Cream Company N.V. and, where appropriate, its consolidated subsidiaries.
References to “EUR,” “euro” and “€” are to the common currency of the European Monetary Union, reference to “GBP,” “Pounds Sterling,” or “£” are to the lawful currency of the United Kingdom and references to “USD,” “$,” or “US dollar” are to the lawful currency of the United States.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference herein may contain forward-looking statements, including forward-looking statements concerning the financial condition, results of operations and businesses of the Group. All statements other than statements of historical fact are, or may deemed to be, forward-looking statements. Words such as “will,” “aim,” “expects,” “anticipates,” “intends,” “looks,” “believes,” “vision,” “ambition,” “target,” “goal,” “plan,” “potential,” “work towards,” “may,” “milestone,” “objectives,” “outlook,” “probably,” “project,” “risk,” “seek,” “continue,” “projected,” “estimate,” “achieve” or the negative of these terms, and other similar expressions of future performance or results and their negatives, are intended to identify such forward-looking statements. Forward-looking statements also include, but are not limited to, statements and information regarding the Group’s future financial performance, the Company’s strategy and statements with respect to dividends. These forward-looking statements are based upon current expectations and assumptions regarding anticipated developments and other factors affecting the Group. They are not historical facts, nor are they guarantees of future performance or outcomes. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Readers should not place undue reliance on forward-looking statements.
Because these forward-looking statements involve known and unknown risks and uncertainties, a number of which may be beyond the Group’s control, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements included in this prospectus include those discussed in “Risk Factors” and in our 2025 Annual Report incorporated by reference in this prospectus, such as:
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the Group’s global brands not meeting consumer preferences;

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the Group’s ability to innovate and remain competitive;

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the Group’s investment choices in its portfolio management;

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the effect of climate change on the Group’s business;

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the Group’s ability to find sustainable solutions to its packaging;

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significant changes or deterioration in customer relationships;

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the Group’s reliance on Unilever;

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the recruitment and retention of talented employees;

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disruptions in the Group’s supply chain and distribution;

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increases or volatility in the cost of raw materials and commodities;

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the production of safe and high-quality products;

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secure and reliable IT infrastructure;

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execution of acquisitions, divestitures and business transformation project;

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economic, social and political risks and natural disasters;

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financial risk;

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failure to meet high ethical standards; and

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the Group’s management of regulatory, tax and legal matters.

The forward-looking statements are based on the Group’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Group. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Group. If a change occurs, the Group’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements.
The forward-looking statements speak only as of the date of this prospectus. Except as required by any applicable law or regulation, the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Group’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. New risks and uncertainties arise over time, and it is not possible for the Group to predict those events or how they may affect it. In addition, the Group cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
When evaluating forward-looking statements, you should carefully consider the foregoing factors and other uncertainties and events, as well as the risk factors relating to the Group’s business and industry that are set out in “Risk Factors” and in our 2025 Annual Report incorporated by reference in this prospectus.
MARKET AND INDUSTRY DATA
This prospectus includes estimates regarding market and industry data. Unless the source is otherwise stated, information concerning the ice cream industry and the geographic markets in which the Group operates, including its general expectations, market position and market opportunity, are based on the Group’s estimates and analyses, using underlying data from independent third parties. Such data includes market research, consultant surveys, publicly available information and industry publications and surveys, as well as the Group’s own proprietary data. Estimates based on this data involve risks and uncertainties and are subject to change based on various factors. While we believe that such data is reliable, we have not independently verified such data and cannot guarantee the accuracy or completeness thereof. Additionally, we cannot assure you that any of the assumptions underlying these statements are accurate or correctly reflect our position in the industry, and not all of our internal estimates have been verified by any independent sources. Furthermore, we cannot assure you that a third-party using different methods to assemble, analyze, or compute market data would obtain the same results. We do not intend, and do not assume any obligations, to update industry or market data set forth in this prospectus. Finally, behavior, preferences, and trends in the marketplace tend to change. As a result, investors and prospective investors should be aware that data in this prospectus and estimates based on such data may not be reliable indicators of future results.
Data regarding the various markets and geographies in which the Group competes and its market position and market share within these markets and geographies are inherently imprecise and are subject to significant business, economic and competitive uncertainties, but the Group believes they generally indicate its size, position and market share. In addition, assumptions and estimates of the Group’s and the Group’s markets’ and geographies’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause the Group’s future performance to differ materially from its assumptions and estimates.
USE OF CERTAIN TERMS
The following definitions apply throughout this prospectus:
“2025 Annual Report”	the Company’s annual report for the fiscal year ended December 31, 2025, filed with the SEC on March 18, 2026, incorporated by reference in this prospectus;
“Admission”	the admission of all of the shares in the Company to listing and trading on the NYSE, which occurred on December 8, 2025;
“Articles of Association”	the Company’s Articles of Association, as in effect and amended as of December 1, 2025;
“Board”	the board of directors of the Company;
“Demerger”	the demerger of the Ice Cream Business which took effect on December 6, 2025, effected by way of the Demerger Dividend satisfied by the transfer of the entire issued share capital of Magnum Holdco from Unilever to the Company in consideration for the issuance by the Company of Ordinary Shares to each Unilever Shareholder and Unilever ADS Holder at the Record Time in proportion to their holding;
“Demerger Agreement”	the demerger agreement between the Company, Magnum Holdco and Unilever, dated October 1, 2025;
“Directors”	the directors of the Company (including, where relevant, Josh Frank as a prospective director of the Company);
“EEA”	the European Economic Area;
“EU”	the European Union;
“Exchange Act”	the U.S. Securities Exchange Act of 1934;
“FCA”	the UK Financial Conduct Authority;
“Group”	(i) prior to July 1, 2025 (being the principal date for completion of the Reorganization), the Ice Cream Business; (ii) from July 1, 2025, and prior to the Demerger, the Magnum Holdco Group; and (iii) following the Demerger and Admission, the Company and its consolidated subsidiaries. References to a “Group Company” mean any one member of the Group, in each case as the context may require;
“Ice Cream Business”
the business of the Group separated from the Unilever Group with respect to:
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the researching and developing of ice cream products;

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the franchising of operations related to the marketing, distribution and sale of ice cream products;

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the marketing, distributing and selling of ice cream products;

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the ownership, maintenance, sale, distribution, lending and/or leasing of ice cream freezer cabinets; and

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the manufacturing, procuring, producing, packaging, packing and storage of ice cream products;

“IFRS”	International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB);
“Magnum Holdco”	The Magnum Ice Cream Company HoldCo Netherlands B.V.;
“Magnum Holdco Group”	Magnum Holdco, Magnum ICC US HoldCo, LLC and each of their respective subsidiaries from time to time and PT Unilever Indonesia Tbk (in respect of the Ice Cream Business operated by it);
“Record Time”	December 5, 2025;
“Registration Rights Agreement”	the Registration Rights Agreement entered into between Unilever and Magnum, dated October 1, 2025, in connection with the Demerger;
“Reorganization”	the legal separation of the Ice Cream Business achieved through: (i) the incorporation and organization of the Group Companies to form a stand-alone group of companies within the wider Unilever Group; and (ii) the transfer by the Unilever Group of those assets (including intellectual property rights) and liabilities that comprise the Ice Cream Business to the Group (as further described herein);
“SEC”	the US Securities and Exchange Commission;
“Securities Act”	the U.S. Securities Act of 1933;
“UK Listing Rules”	the UK listing rules made by the Financial Conduct Authority under Part VI of the Financial Services and Markets Act 2000 (as amended) and the UK Listing Rules Instrument 2024 (FCA 2024/23), as amended;
“Unilever”	Unilever PLC, a public limited company incorporated and registered in England and Wales with registration number 00041424 and its registered office address at Port Sunlight, Wirral, Merseyside CH62 4ZD;
“Unilever ADS Holder”	a holder of Unilever ADSs as at the Record Time;
“Unilever ADS Program”	the American Depositary Share program operated by Unilever in respect of certain Unilever Shares from time to time;
“Unilever Group”	Unilever and its consolidated subsidiaries;
“Unilever Shareholder”	a holder of Unilever Shares who is registered on the Unilever register of members at the Record Time, but excluding (i) Unilever itself in respect of Unilever shares held in treasury and (ii) Deutsche Bank Trust Company Americas in its capacity as depositary bank under the Unilever ADS Program;
“Unilever Shares”	ordinary shares of Unilever, 3.5 pence per share;
“United Kingdom” or “UK”	the United Kingdom of Great Britain and Northern Ireland; and
“United States”, “US” or “U.S.”	the United States of America.

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PROSPECTUS SUMMARY
The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares discussed under “Risk Factors.”
Overview
The Group is a global market leader in ice cream across developed and emerging markets, operating in 80 countries. Accounting for approximately 21 percent of the global retail ice cream market, the Group is the largest ice cream company by retail sales in the world. The Group is home to four of the world’s five largest ice cream brands, with a global team of 16,500 employees, 30 factories, 12 research and development centers and three million freezer cabinets.
With a rich history spanning over a century, the Group has built a portfolio of household names, including global power brands: the Heartbrand (an “umbrella” brand with numerous well-known sub-brands), Magnum, Ben & Jerry’s and Cornetto, and local heroes, such as Breyers, Klondike and Popsicle. Through its brand portfolio, the Group offers ice cream products addressing the full value spectrum, and all consumption occasions and demand moments, offering tastes and product formats specifically curated to regional consumer preferences.
The Group owns, manufactures and sells ice cream brands and products that are tailored for both at-home and away-from-home consumption. The Group’s strong positions in both categories are supported by its fleet of approximately three million freezer cabinets, including over 60,000 AI-equipped smart freezer cabinets.
Technology is at the core of the Group’s strategy to engage with consumers across all consumption occasions. Its marketing model focuses on demand creation, and is based on a deep understanding of consumer occasions and local dynamics, complemented by dynamic benchmark pricing, which refers to the ongoing practice of benchmarking the Group’s prices against those of its peers, and adjusting the Group’s prices accordingly. The Group utilizes a technology-powered, social-first activation strategy to generate relevant advertising content at speed. Its innovation focus, supported by 12 research, design and innovation centers and underpinned by a comprehensive innovation ecosystem, enables the Group to consistently deliver product, packaging and process improvements, and maintain a competitive edge in a rapidly evolving marketplace.
The Group’s global operations are supported by an end-to-end supply chain and production footprint, consisting of 30 manufacturing facilities, approximately 200 distribution centers, more than 300 production lines and more than 2,000 distributors, across six continents. Its global scale of production and supply chain provide significant economies of scale and agility, and enable local-for-local production and distribution.
The Group is managed operationally through the following three regions, which are also used for the purposes of financial reporting:
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Europe and ANZ:   representing Europe (which includes the United Kingdom and Ireland), Australia and New Zealand;

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Americas:   representing North America and South America; and

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AMEA:   representing Asia, the Middle East and Africa. The AMEA region is further organized into two sub regions — Middle East, Türkiye, South Asia and Africa (“METSA”) and Asia.

Reorganization and Demerger
The Group results from the Demerger of the Ice Cream Business previously owned by Unilever. The Demerger was completed on December 6, 2025. In preparation for the Demerger, the Ice Cream Business was separated within Unilever into a distinct legal structure. This legal separation has been achieved through: (i) the incorporation and organization of the Group Companies to form a stand-alone group of companies within the wider Unilever Group; and (ii) the transfer by the Unilever Group of those legal entities, assets

(including intellectual property rights) and liabilities that comprise the Ice Cream Business to the Group. The separation was substantially completed on July 1, 2025 and members of the Unilever Group and the Group entered into a number of transitional arrangements pursuant to which both corporate groups will provide certain services to the other, including Local Operating Models Agreements (OMAs) and the Global Transitional Services Agreement. In certain territories it was necessary for the relevant local separation to be deferred until after July 1, 2025.
The separation was implemented through asset transfers in territories where Unilever entities also operated non-Ice Cream businesses, and through share transfers in territories where the Ice Cream Business was operated by dedicated or near-dedicated entities. No Ice Cream Business in Russia was transferred to the Group pursuant to the separation, Unilever having disposed of its businesses in Russia in 2024.
The Demerger was effected by the Group and the Unilever Group through several steps in accordance with the terms of the Demerger Agreement.
The Group’s Demerger from Unilever Group was executed via an interim in specie dividend declared by the Unilever Board (the “Demerger Dividend”). The Demerger Dividend was satisfied by the transfer of the Group by Unilever to the Company shortly prior to Admission. In consideration for this transfer, the Company allotted and issued the relevant Ordinary Shares to each Unilever Shareholder recorded on the Unilever share register and each Unilever ADS Holder holding a Unilever ADS at the Record Time in the ratio of one Ordinary Share for every five Unilever Shares or Unilever ADSs then held. At the Demerger, the Company became the holding company of the Group.
In connection with the Demerger, Magnum and Unilever entered into the Registration Rights Agreement, dated October 1, 2025, pursuant to which Magnum granted certain registration rights to the Selling Securityholders with respect to the Ordinary Shares owned by the Selling Securityholders.
Recent Developments
Acquisition of Unilever’s Indian Ice Cream Business
On June 25, 2025, the Group signed an agreement to buy Unilever’s ice cream business in India, Kwality Wall’s India Ltd, and the Group completed the acquisition on March 30, 2026. The purchase price was €279 million. The purchase was funded by a term loan facility and was subject to Hindustan Unilever Limited (“HUL”) completing the demerger of Kwality Wall’s India Limited, the subsequent listing of Kwality Wall’s India Limited in India, the initiation of a mandatory tender offer to the minority shareholders of Kwality Wall’s India Limited of up to 26% of its shares and the funding of the associated escrow account by the Company.
On December 1, 2025, Kwality Wall’s India Limited successfully demerged from HUL, and subsequently its listing took place on February 16, 2026. On February 16, 2026, we announced an offer to acquire up to 26.0% of the Kwality Wall’s India Limited shares from public shareholders at INR 21.33 per share, in accordance with SEBI takeover regulations.
Acquisition of Unilever’s Portuguese Ice Cream Business
On October 18, 2025, the Group signed an agreement to acquire the Portugal ice cream business from Unilever Fima Lda, structured as two separate transactions covering the marketing and sales operations and the ice cream sourcing unit. The transactions are based on an aggregate enterprise value of approximately €165 million, subject to customary completion adjustments.
On March 2, 2026, the marketing and sales entity was successfully demerged from Unilever, and the acquisition was completed on April 1, 2026. The purchase price was €149 million. The sourcing unit acquisition will be completed separately, following receipt of additional regulatory and operational approvals.
Corporate Information
The Company was incorporated as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, with its corporate seat in Amsterdam, The

Netherlands, and registered with the Dutch Chamber of Commerce under number 97035467. The Company was incorporated on April 15, 2025, under the name The Magnum Ice Cream Company B.V. On December 1, 2025, the Company was converted into a public company with limited liability (naamloze vennootschap) under the laws of the Netherlands and its legal and commercial name is The Magnum Ice Cream Company N.V. The principal activity of the Company is to act as the ultimate holding company of the Group. The Company is domiciled in the Netherlands with its registered and head office at Reguliersdwarsstraat 63, 1017 BK Amsterdam, The Netherlands (Tel. +31 61 158 5067). The Company’s legal entity identifier is 25490052LLF3XH6G9847. The Company’s website is www.corporate.magnumicecream.com. The information on the Company’s website does not form part of this prospectus.
Implication of Being a Foreign Private Issuer
As a “foreign private issuer,” as defined by the SEC, the Company is permitted to follow home country corporate governance practices, instead of certain corporate governance practices required by NYSE for U.S. domestic issuers other than with respect to certain voting and committee requirements. The Sarbanes-Oxley Act of 2002, as well as related rules subsequently implemented by the SEC, requires foreign private issuers, including the Company, to comply with various corporate governance practices. In addition, the NYSE rules provide that foreign private issuers may follow home country corporate governance standards, subject to certain exceptions and except to the extent that such exemptions would be contrary to U.S. federal securities laws.
The Company may decide to use foreign private issuer exemptions with respect to some or all of the NYSE rules. Following its home country governance practices may provide less protection than is accorded to investors under NYSE rules applicable to domestic issuers. The Company intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the NYSE rules and listing standards.
Currently, the only significant way in which the Company’s corporate governance practices differ from those required of US domestic companies under Section 303A Corporate Governance Standards of the NYSE is that the NYSE rules require that shareholders must be given the opportunity to vote on all equity compensation plans and material revisions thereto, with certain limited exemptions. The UK Listing Rules require shareholder approval of equity compensation plans only if new or treasury shares are issued for the purpose of satisfying obligations under the plan or if the plan is a long-term incentive plan in which a director may participate. Amendments to plans approved by shareholders generally only require approval if they are to the advantage of the plan participants. The Company is required to submit annual and interim written affirmations of compliance with applicable NYSE corporate governance standards.
Because the Company is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

THE OFFERING
Ordinary Shares offered by the Selling Securityholders
Up to 121,604,413 Ordinary Shares (representing 19.86% of our total outstanding Ordinary Shares).
Last reported sale price of our Ordinary Shares
On March 27, 2026, the last reported sale price of our Ordinary Shares as reported on NYSE was $14.63 per ordinary share.
Ordinary Shares issued and outstanding prior to this offering
612,259,739 Ordinary Shares, as of March 30, 2026.
Use of proceeds
All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their own account. We will not receive any of the proceeds from these sales.
See “Use of Proceeds.”
Market for our Ordinary
Shares
Our Ordinary Shares are listed on NYSE under the symbol “MICC,” on Euronext Amsterdam under the symbol “MICC,” and on the Main Market of the London Stock Exchange under the ticker symbol “MICC.”
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and under the heading “Risk management” in our 2025 Annual Report incorporated by reference in this prospectus, as well as the other information included or incorporated by reference in this prospectus before making an investment in our ordinary shares. Our business, financial condition or results of operations could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our ordinary shares could decline and you could lose all or part of your investment.
This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing the Company or investments worldwide described below and included or incorporated by reference elsewhere in this prospectus.
Risks Related to the Ownership of Our Ordinary Shares and the Offering
The listing of the Ordinary Shares in three different jurisdictions may adversely affect the liquidity and price of the Ordinary Shares
The Ordinary Shares are admitted to listing and trading on Euronext Amsterdam, the London Stock Exchange and the NYSE. The Company’s multiple listings may adversely affect liquidity and trading prices for the Ordinary Shares on one or more of the exchanges as a result of circumstances that may be beyond the Group’s control. For example, the multiple listings may increase share price volatility as trading will be split between three markets, resulting in less liquidity on each exchange than if the Ordinary Shares were listed on only one or two exchanges. Different liquidity levels, trading volumes, market conditions and regulatory conditions (including the imposition of capital controls) on the exchanges may result in different prevailing prices. Any decrease in the price of the Ordinary Shares on one exchange could cause a decrease in the trading price of the Ordinary Shares on another exchange. Investors could seek to sell or buy the Ordinary Shares to take advantage of any price differences between the markets through a practice known as arbitrage. Any arbitrage activity could create unexpected volatility in both the prices and the volumes of the Ordinary Shares available for trading on the exchanges. In addition, investors may not be able to sell or buy the Ordinary Shares on an exchange in case of a technological malfunction or other failure, which may increase the risk of arbitrage activities.
The value of the Ordinary Shares may fluctuate significantly
The value of the Ordinary Shares may fluctuate significantly as a result of a large number of factors, including, but not limited to, those referred to in this “Risk Factors” section and under the heading “Risk management” in our 2025 Annual Report incorporated by reference in this prospectus, as well as period-to-period variations in operating results or changes in revenue or profit estimates by the Group, industry participants or financial analysts. The value of the Ordinary Shares could also be affected by developments unrelated to the Group’s operating performance, such as the operating and share price performance of other companies that investors may consider comparable to the Group, speculation about the Group in the press or investment community, strategic actions by competitors, including acquisitions and/or restructurings, changes in market conditions and regulatory changes in any number of countries, whether or not the Group derives significant revenue therefrom.
The Ordinary Shares will not be eligible for inclusion in the FTSE UK Index Series Indexation (which includes the FTSE 100, FTSE 250, FTSE 350 and FTSE All-Share indices). As a result, certain institutional investors and index-tracking funds that base their investment decisions on index inclusion may be less likely to invest in the Ordinary Shares. This exclusion can reduce demand for the Ordinary Shares, which can negatively impact their trading price, trading volumes and overall liquidity. Consequently, the Ordinary Shares can be less attractive to a broader range of investors, and the market price of the Ordinary Shares can be adversely affected.

The market price of the Ordinary Shares could be negatively affected by sales of Ordinary Shares, including pursuant to this offering, or the perception that such sales could occur
We are registering for resale an aggregate of 121,604,413 Ordinary Shares owned by the Selling Securityholders, which represent approximately 19.86 percent of the Company’s issued share capital. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Ordinary Shares. We cannot predict if and when the Selling Securityholders may sell such shares in the public markets. In addition, some shareholders, including some of the Company’s larger shareholders other than the Selling Securityholders, may sell their Ordinary Shares for a variety of reasons, including, among others, the Group’s business profile or market capitalization as a stand-alone company, changes in such shareholders’ investment objectives or a determination by such shareholders that holding Ordinary Shares is impractical or difficult due to listing, tax or other considerations. shareholders, including the Selling Securityholders, are not subject to lock-up arrangements. The sale of a substantial number of Ordinary Shares by the Selling Securityholders, pursuant to this offering or otherwise, or by other shareholders, in the public market, or the perception that these sales may occur, may depress the market price of the Ordinary Shares and could impair the Company’s ability to raise capital through the issuance of additional Ordinary Shares or negatively impact the market price of Ordinary Shares.
The issuance of additional Ordinary Shares in connection with future acquisitions, any share incentive or share option plan or otherwise may dilute other shareholdings
The rights of shareholders are governed by Dutch law, the Articles of Association as they have been in effect following amendment effective as of the Demerger and other internal rules. In the event of an increase in the Company’s share capital, shareholders are generally entitled to full pre-emptive rights unless these rights are limited or excluded either by virtue of Dutch law, by a resolution of the general meeting (the “General Meeting”), or by a resolution of the Board (if the Board has been designated by the General Meeting or the Articles of Association for this purpose). The Board has been designated by the General Meeting, for a period expiring on the earlier of: (i) the date falling six months following the conclusion of the Company’s 2026 Annual General Meeting; and (ii) the date of renewal of this authorization, to issue Ordinary Shares or grant rights to subscribe for Ordinary Shares in the capital of the Company and to limit or exclude the pre-emptive rights. Pursuant to this designation, the Board may resolve to issue Ordinary Shares or grant rights to subscribe for Ordinary Shares up to a maximum of 10 percent of the number of Ordinary Shares issued as of the date of Admission and limit or exclude pre-emptive rights in relation thereto. Such authority can also be used for issuances/grants in connection with share plans adopted or operated by the Group (including in respect of executive members of the Board).
The Group may seek to raise financing to fund future acquisitions and other growth opportunities, to invest in its business, or for general corporate purposes. The Company may, for these and other purposes, such as in connection with share incentive and share option plans, issue additional Ordinary Shares or securities convertible into Ordinary Shares. As a result, shareholders may suffer dilution in their economic and voting rights, or the price of the Ordinary Shares may be adversely affected. Upon liquidation, holders of any debt securities issued, and lenders with respect to other borrowings, would receive a distribution of the Company’s available assets prior to the holders of the Ordinary Shares. Any debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. The Company’s decision to issue equity securities in any future offering will depend on market conditions and other factors beyond the Company’s control, which may adversely affect the amount, timing and nature of the Company’s future offerings.
You will experience immediate and substantial dilution in the net tangible book value of the Ordinary Shares you purchase in this offering
The public offering price of our Ordinary Shares will be substantially higher than the net tangible book value of our Ordinary Shares. If you purchase ordinary shares in this offering, you will suffer immediate dilution of $15.79 per share, representing the difference between our net tangible book value per share as of December 31, 2025, and the assumed public offering price of $14.65 per share, which is the last reported sale price of our ordinary shares on the NYSE on March 25, 2026. See “Dilution.”

Shareholders may not receive dividends or other distributions from the Company
The Group’s financial condition and results of operations are dependent on its trading performance. There can be no assurance that the Company will pay dividends or make other payments to shareholders in the future, notwithstanding its stated dividend policy, which targets a dividend payout ratio of 40 to 60 percent of net income after adjusting items and paid annually. Any decision to declare and pay dividends or make other payments to shareholders in the future will be made at the discretion of the Board and will depend on, among other things, applicable law, regulation, restrictions, the Group’s financial position, regulatory capital requirements, working capital requirements, finance costs, general economic conditions and other factors the Board deems significant from time to time.
Under Dutch law, the Company may only pay a dividend or make another payment to its shareholders after the adoption of the annual accounts by the General Meeting that show that the dividend or payment is allowed, or, in the case of an interim dividend, it appears from an interim statement of assets signed by the Board. Such a dividend or payment will only be allowed under the Dutch Civil Code to the extent that the Company’s equity exceeds the sum of the paid-up and called-up share capital, increased by the reserves required to be maintained by either Dutch law or the Articles of Association. Once the annual accounts are available, the Board will determine whether the Company is able to, or should (in its discretion), make distributions in accordance with Dutch law. As the Company is a holding company with no business operations of its own, its ability to satisfy these requirements and pay dividends and make other payments to its shareholders will therefore depend on the future profitability of operating subsidiaries within the Group and the ability to distribute or dividend profits from those operating subsidiaries up the Group structure to the Company. For further information, see “— The Company is a holding company with no business operations of its own and depends on its subsidiaries for cash, including in order to pay dividends and make other payments to shareholders.”
The Company is a holding company with no business operations of its own and depends on its subsidiaries for cash, including in order to pay dividends and make other payments to shareholders
The Company is a group holding company with no independent operations and is dependent on earnings and distributions of funds from its operating subsidiaries for cash, including in order to pay dividends and make other payments to shareholders. The amount and timing of such distributions to the Company from its operating subsidiaries will depend on the laws of those operating subsidiaries’ respective jurisdictions, their operating performance, as well as any financing arrangements entered into by them which restrict their ability to make distributions.
The rights and responsibilities of shareholders are governed by Dutch law and will differ in some respect from the rights and obligations of shareholders under the laws of other jurisdictions and the shareholder rights under Dutch law may not be as clearly established as the rights of a shareholder established under the laws of some other jurisdictions
The Company exists under the laws of the Netherlands as a public company with limited liability (naamloze vennootschap). Accordingly, the Company’s corporate structure as well as the rights and obligations of its shareholders may be different from the rights and obligations of shareholders of companies incorporated or organized under the laws of other jurisdictions. For example, resolutions of the General Meeting may be taken with majorities different from the majorities required for adoption of equivalent resolutions in companies organized under the laws of other jurisdictions. Additionally, in fulfilling their responsibilities, the Board must act in the interest of the Company and the business connected with it and give specific attention to the relevant interests of all the Company’s stakeholders, which in addition to shareholders includes customers, employees, lenders and suppliers. Any action to contest any of the Company’s corporate actions must be filed with, and will be reviewed by, a Dutch court, in accordance with Dutch law. As such, the exercise of certain rights by shareholders outside the Netherlands may be more costly than the exercise of rights in a company organized under the laws of other jurisdictions.
In particular, in the case of a future issuance of new Ordinary Shares, shareholders are generally entitled to full pre-emptive rights unless these rights are limited or excluded either by virtue of Dutch law, by a resolution of the General Meeting, or by a resolution of another corporate body authorized by the General Meeting or the Articles of Association for this purpose for a specified period not exceeding five years.

The Board has been designated by the General Meeting, for a period expiring on the earlier of: (i) the date falling six months following the conclusion of the Company’s 2026 Annual General Meeting; and (ii) the date of renewal of the authorization by the General Meeting, to limit or exclude pre-emptive rights subject to the limits as set out in this prospectus. The securities laws of certain jurisdictions may restrict the ability of shareholders in those jurisdictions to exercise their pre-emptive rights for new Ordinary Shares unless the Company complies with local requirements. If these shareholders are not able to exercise pre-emptive rights, then they may not receive the economic benefit of such rights and could suffer dilution.
If securities or industry analysts cease publishing research or reports on the Company’s business or if any such analysts publish inaccurate or unfavorable research about the Company’s business, the trading volume and price of the Ordinary Shares could decline
The trading market for the Ordinary Shares will be affected by the research and reports that securities or industry analysts publish about the Company’s business or industry. If one or more of the analysts covering the Company recommends selling the Ordinary Shares or publishes inaccurate or unfavorable research about the Company’s business or industry, the price of the Ordinary Shares could be adversely affected. If one or more of the analysts ceases publishing research or reports on the Company’s business or industry or fails to publish research or reports on the Company regularly, there could be a decline in demand for the Ordinary Shares, which could cause their price and trading volume to be adversely affected.

USE OF PROCEEDS
All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY
The Company was incorporated in 2025 in anticipation of the Demerger to act as the holding company for the Group. As such, it has not, prior to the date of this prospectus, declared or paid any dividends to its shareholders.
Our dividend policy targets a dividend payout ratio of 40 to 60 percent of net income after adjusting items, paid annually, subject to approval by the Board. The Company expects to pay its first dividend to shareholders in relation to the full year of 2026 in the first six months of 2027, subject to Board approval.
Any future determination relating to our dividend policy will be made at the discretion of the Board and will depend on then existing conditions, including our financial condition, results of operations, contractual restrictions (including in the agreements governing our credit facilities or other debt instruments), the provisions of Dutch law affecting the payment of distributions to shareholders, capital requirements, business prospects and other factors the Board may deem relevant.

CAPITALIZATION
The following table sets forth the Group’s capitalization as of December 31, 2025. The Group is providing the capitalization table for information purposes only. This table should be read in conjunction with the information under the heading “Review of the year” in our 2025 Annual Report incorporated by reference in this prospectus and our consolidated financial statements, including the notes thereto, incorporated by reference in this prospectus.
As of December 31, 2025
(€ million)
Cash and cash equivalents	441
Indebtedness(1)
Bonds and other loans(2)	3,077
Bank loans and overdrafts(3)	35
Lease liabilities	143
Derivatives	28
Other financial liabilities(4)	133
Total indebtedness	3,416
Equity
Share capital	2,143
Share premium	5,798
Retained earnings	(172)
Other reserves(5)	(7,144)
Total shareholders’ equity	625
Total capitalization(6)	4,041

Notes:
(1)
For information on the Group’s indebtedness and anticipated debt, see the information under the heading “Review of the year” in our 2025 Annual Report and Note 15A “Management of liquidity risk” to our audited consolidated financial statements incorporated by reference in this prospectus.

(2)
Bonds and other loans consists of bonds and certain loans under the facility agreements described in Note 15A: “Management of liquidity risk” to our audited consolidated financial statements incorporated by reference in this prospectus.

(3)
Banks loans and overdrafts do not include any secured liabilities.

(4)
Other financial liabilities consist of an option to acquire non-controlling interests in Magnum RFM Ice Cream Inc from RFM Corporation, the joint venture partner. The Group holds 50% plus one share in the joint venture. According to the shareholder agreement established in March 1999, RFM Corporation is entitled, each year within one month following 31 December year end, to require the Group to acquire all or a portion of RFM Corporation’s shares in the joint venture at a price determined by the agreement. RFM Corporation has executed a waiver stipulating that they waive their right to exercise the option until April 2028.

(5)
Other reserves includes the merger reserve of €(7,120) million for share issuance and formation of TMICC N.V. The merger reserve was created as the difference of the fair value of the business and the net invested capital position at the Demerger date. See the consolidated statement of changes in equity of our audited consolidated financial statements incorporated by reference in this prospectus.

(6)
Total capitalization is the sum of total equity and total indebtedness.

DILUTION
All ordinary shares being sold in this offering were issued and outstanding prior to the offering. As a result, the offering will not have a dilutive effect on our shareholders. Dilution results from the fact that the per share offering price of our Ordinary Shares is substantially in excess of the net tangible book value attributable to the existing shareholders. Net tangible book value represents the amount of our total assets less our total liabilities, excluding goodwill and other intangible assets. Net tangible book value per ordinary share represents net tangible book value attributable to Ordinary Shares divided by 612,259,739, the total number of our ordinary shares outstanding at December 31, 2025. As of December 31, 2025, we had a net tangible book value of $(699) million (€(608) million), corresponding to a net tangible book value of $(1.14) (€(0.99)) per Ordinary Share. Assuming a public offering price of $14.65 (€12.74) per ordinary share, which is the last reported sale price of our Ordinary Shares on the NYSE on March 25, 2026, this represents an immediate dilution in net tangible book value of $15.79 (€13.73) per Ordinary Share to new investors purchasing Ordinary Shares in this offering. Dilution for this purpose represents the difference between the price per Ordinary Share paid by these new investors and the net tangible book value per ordinary share as of December 31, 2025.
The following table illustrates this dilution to new investors purchasing Ordinary Shares in the offering, based on an exchange rate of €1.00 to $1.15 as of March 25, 2026.
Assumed public offering price per ordinary share	$14.65	€12.74
Net tangible book value per ordinary share at December 31, 2025	$(1.14)	€(0.99)
Dilution per ordinary share to new investors	$15.79	€13.73
The dilution information discussed above is illustrative only and may change based on the actual public offering price. A $1.00 increase (decrease) in the assumed public offering price of $14.65 per Ordinary Share, the last reported sale price of our Ordinary Shares on the NYSE on March 25, 2026, would increase (decrease) the immediate dilution to new investors by $1.00 per Ordinary Share.
Our existing shareholders received our Ordinary Shares in the form of a Demerger Dividend as part of the Demerger, which would represent a lower price than the price to be paid by new investors acquiring Ordinary Shares in this offering.

PRINCIPAL SHAREHOLDERS
The following table sets forth information relating to the beneficial ownership of our Ordinary Shares as of March 30, 2026 by each person, or group of affiliated persons, known by us to be directly or indirectly interested in 3% or more of our outstanding Ordinary Shares by virtue of the notifications made to the Company pursuant to the Companies Act 2006 and/or the UK Disclosure Guidance and Transparency Rules and to the Netherlands Authority for the Financial Markets by virtue of the Dutch Financial Supervision Act (Wet op het financieel toezicht).
The percentage of our Ordinary Shares beneficially owned is computed on the basis of 612,259,739 Ordinary Shares issued and outstanding on March 30, 2026.
	Ordinary Shares Beneficially Owned
	Number	%
Principal Shareholders
Unilever PLC(1)	121,604,413	19.86
Blackrock, Inc.	27,288,445	4.46
Goldman Sachs Group Inc.	23,266,931	3.80
Trian Fund Management, L.P.	22,618,000	3.69
FIL Limited	19,894,021	3.25
Allan & Gill Gray Foundation	19,674,251	3.21
First Eagle Management Investment LLC	19,207,879	3.14
Barclays Plc	18,405,686	3.01
Bank of America Corporation	18,581,094	3.03

(1)
The Ordinary Shares are held by subsidiaries of Unilever PLC, Unilever International Holdings B.V. and Unilever United States Inc.

The following table sets forth information relating to the beneficial ownership of our Ordinary Shares as of April 1, 2026 by each of our directors, each of our named executive officers and all of our directors and executive officers as a group.
The percentage of our Ordinary Shares beneficially owned is computed on the basis of 612,259,739 Ordinary Shares issued and outstanding on April 1, 2026.
	Ordinary Shares Beneficially Owned
	Number	%
Directors and Executive Officers
Abhijit Bhattacharya	264,000	*
Melissa Bethell	7,750	*
Stefan Bomhard(1)	11,655	*
Stacey Cartwright	3,400	*
Reginaldo Ecclissato	20,027	*
Josh Frank	5,700	*
René Hooft Graafland	35,500	*
Anja Mutsaers	19,500	*
Peter Ter Kulve(2)	503,784	*
Jean-François van Boxmeer	76,200	*
All directors and executive officers as a group	947,516	*

*
Indicates beneficial ownership of less than one percent (1%) of the total outstanding Ordinary Shares.

(1)
Includes 955 shares of spouse.

(2)
Includes 1,938 shares of spouse.

SELLING SECURITYHOLDERS
This prospectus relates to the offer and sale by the Selling Securityholders from time to time of up to 121,604,413 Ordinary Shares.
We are registering these 121,604,413 Ordinary Shares for sale by the Selling Securityholders pursuant to the Registration Rights Agreement in order to permit the Selling Securityholders to offer the shares included in this prospectus for resale from time to time. For a description of the material relationships that the Selling Securityholders have had with us within the past three years, please see the section entitled “Plan of Distribution” in this prospectus and “Related party transactions,” “Contracts of significance and material contracts” and “Material contracts” in our 2025 Annual Report incorporated by reference in this prospectus.
The percent of beneficial ownership in the table below is based on 612,259,739 Ordinary Shares issued and outstanding as of March 30, 2026. Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Based on the information provided to us by Unilever, Unilever has sole voting and investment power with respect to our Ordinary Shares beneficially owned by it. Based on the information provided to us by Unilever, Unilever is not a broker-dealer or an affiliate of a broker-dealer.
The number of shares in the column titled “Maximum Number of Securities Being Offered” represents all of the Ordinary Shares being offered for resale by the Selling Securityholders under this prospectus. The Selling Securityholders may sell some, all or none of the shares being offered for resale in this offering. We are not aware of any existing arrangements between the Selling Securityholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Ordinary Shares being offered for resale by this prospectus.
The column titled “Securities Owned After the Offering” in the table below assumes the resale by the Selling Securityholders of all of the Ordinary Shares being offered for resale pursuant to this prospectus.
	Securities Owned Before the Offering		Maximum Number of Securities Being Offered	Securities Owned After the Offering(4)
Name of Selling Securityholder	Ordinary Shares(3)%		Ordinary Shares	Ordinary Shares	%
Unilever International Holdings B.V.(1)	121,533,558	19.85	121,533,558	—	—
Unilever United States Inc.(2)	70,855	0.01	70,855	—	—

(1)
Unilever International Holdings B.V. is a wholly-owned subsidiary of Unilever PLC. The business address of Unilever International Holdings B.V. is Rodezand 90, 3011 AN Rotterdam, the Netherlands.

(2)
Unilever United States Inc. is an indirect wholly-owned subsidiary of Unilever PLC. The business address of Unilever United States Inc. is 111 River Street, 8th Floor, Hoboken, New Jersey 07030.

(3)
Represents the number of Ordinary Shares beneficially owned by the Selling Securityholders.

(4)
Assumes the sale of all Ordinary Shares being offered pursuant to this prospectus.

DESCRIPTION OF SHARE CAPITAL
A summary description of our share capital, our Ordinary Shares and the material terms of our Articles of Association can be found under the heading “Board Report” and “Other information” in our 2025 Annual Report which is incorporated by reference in this prospectus and in exhibit 2.1 of our 2025 Annual Report which is incorporated by reference in this prospectus.
General
Our authorized share capital consists of 2,250,000,000 Ordinary Shares, par value €3.50 per share, of which 612,259,739 shares are issued and outstanding as of March 30, 2026.
Our registration number with the Dutch Trade Register is 97035467.
Transfer Agent and Shareholder Register
The transfer agent for our Ordinary Shares is Computershare Trust Company, N.A. All our Ordinary Shares are in registered form (op naam). Pursuant to Dutch law and the Articles of Association, the Company must keep a shareholders’ register. A copy of the Company’s shareholders’ register is kept by the Board at the offices of the Company in the Netherlands. If requested, the Board will provide a shareholder or usufructuary or pledgee of Ordinary Shares with an extract from the shareholders’ register relating to its title or right to an Ordinary Share free of charge. If the Ordinary Shares are encumbered with a right of usufruct, the extract will state who has such rights. The Company may allow inspection of the register by, or provide information included in the register to, any competent supervisory or other authority in order to comply with requirements or regulations or the applicable provisions set by a stock exchange.
Listing
Our Ordinary Shares are listed on Euronext Amsterdam under the symbol “MICC,” on the Main Market of the London Stock Exchange under the ticker symbol “MICC” and on the New York Stock Exchange under the ticker symbol “MICC.”

TAXATION
The following is a summary of certain United States and Dutch tax consequences of the holding and disposal of Ordinary Shares. This summary does not constitute tax advice, is intended as general information only and does not provide an exhaustive overview of all United States and Dutch tax consequences that may be relevant for shareholders.
This summary is based on tax legislation, published case law, treaties, regulations and published policy, in each case as in force as at the date of this prospectus, and it does not take into account any developments or amendments thereof after that date whether or not such developments or amendments have retroactive effect.
THE TAX LEGISLATION OF THE COUNTRY OF CITIZENSHIP, DOMICILE OR RESIDENCY OF A SHAREHOLDER MAY ALSO IMPACT THE TAX CONSEQUENCES OF THE HOLDING AND DISPOSAL OF SHARES. SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO THEIR TAX POSITION OR WHO MAY BE SUBJECT TO TAX IN A JURISDICTION OTHER THAN THE UNITED STATES OR THE NETHERLANDS ARE STRONGLY RECOMMENDED TO CONSULT THEIR OWN PROFESSIONAL ADVISERS.
United States Federal Income Tax Considerations
This section describes the US federal income tax considerations generally applicable to the ownership and disposition of our Ordinary Shares by a US holder (as defined below) that holds our Ordinary Shares as “capital assets” for US federal income tax purposes. This discussion addresses only US federal income taxation and does not discuss all of the tax considerations that may be relevant to a US holder in light of its individual circumstances, including non-US, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to a member of a special class of holders subject to special rules, including:
•
banks and other financial institutions,

•
real estate investment trusts,

•
regulated investment companies,

•
certain former citizens or residents of the United States,

•
a dealer or trader in securities,

•
a person that elects to use a mark-to-market method of accounting for securities holdings,

•
a tax-exempt organization,

•
a life insurance company,

•
a person that directly, indirectly or constructively owns 10% or more of the combined voting power of our voting stock or of the total value of our stock,

•
a person that holds Ordinary Shares as part of a straddle or a hedging or conversion transaction or other integrated transaction,

•
a person that purchases or sells Ordinary Shares as part of a wash sale for tax purposes, or

•
a person whose functional currency is not the US dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretive rulings of the US Internal Revenue Service and court decisions, all as currently in effect, as well as on the US Tax Treaty (as defined in the section entitled “Material Dutch Tax Considerations”). These authorities are subject to change and differing interpretations, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for US federal income tax purposes holds the Ordinary Shares, the US federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Ordinary Shares should consult its tax advisor with regard to the US federal income tax treatment of an investment in the Ordinary Shares.
A US holder is defined as a beneficial owner of Ordinary Shares that is, for US federal income tax purposes:
•
an individual who is a citizen or resident of the United States,

•
a corporation (or other entity treated as a corporation for US federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•
an estate whose income is subject to US federal income tax regardless of its source, or

•
a trust if (i) a US court can exercise primary supervision over the trust’s administration and one or more US persons are authorized to control all substantial decisions of the trust or (ii) such trust has validly elected to be treated as a US person for US federal income tax purposes.

A US holder should consult its own tax advisor regarding the US federal, state and local tax consequences of owning and disposing of Ordinary Shares in its particular circumstances.
The tax treatment of Ordinary Shares will depend in part on whether or not we are classified as a passive foreign investment company for US federal income tax purposes (a “PFIC”). Except as discussed below under “— Passive Foreign Investment Company Rules,” this discussion assumes that we are not classified as a PFIC.
Taxation of Distributions
Subject to the PFIC rules discussed below, the gross amount (without reduction for Dutch withholding tax) of any distribution paid in stock or cash to a US holder out of our current or accumulated earnings and profits (as determined for US federal income tax purposes), other than certain pro-rata distributions of our Ordinary Shares, will generally be treated as a dividend that is subject to US federal income taxation. Dividends received by individuals and certain other non-corporate US holders may be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (i) such holder holds the Ordinary Shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and provided it meets other holding period requirements and (ii) (A) our Ordinary Shares are readily tradable on an established securities market in the United States, or (B) we are otherwise eligible for the benefits of the US Tax Treaty. Our Ordinary Shares are listed on the New York Stock Exchange and we therefore expect that our Ordinary Shares will be considered readily tradable on an established securities market in the United States, although there can be no assurance in this regard.
A dividend is generally includible in a US holder’s gross income on the day such dividend is actually or constructively received by such holder. The dividend will not be eligible for the dividends-received deduction generally allowed to US corporations in respect of dividends received from other US corporations. For dividend payments made in euro, the amount of the dividend distribution that a US holder must include in its income will be the US dollar value of the euro payments made, determined at the spot euro/US dollar rate on the date the dividend is distributed, regardless of whether the payment is in fact converted into US dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend is distributed to the date a US holder converts the payment into US dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss will generally be US-source income or loss for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for US federal income tax purposes, will be treated as a non-taxable return of capital to the extent of a US holder’s basis in the Ordinary Shares and thereafter as capital gain. However, we do not expect to calculate earnings and profits in accordance with US federal income tax principles. Accordingly, US holders should expect to generally treat distributions we make as dividends.
Subject to certain limitations (including, but not limited to, those described in this paragraph), the Dutch tax withheld in accordance with the US Tax Treaty and paid over to the Netherlands will generally be creditable or deductible against a US holder’s US federal income tax liability. However, the Dutch withholding tax may not be creditable or deductible to the extent that we reduce (as described above under “Material Dutch Tax Considerations — Dividend withholding tax”) the amount of withholding tax paid over to the Netherlands by crediting taxes withheld from certain dividends received by us. In addition, special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a reduction or refund of the tax withheld is available under Dutch law, or under the US Tax Treaty, the amount of tax withheld that could have been reduced or that is refundable will not be eligible for credit against US federal income tax liability. Dividends will generally be income from sources outside the United States, and will generally be “passive category” income for purposes of computing the foreign tax credit allowable to the holder. The rules governing foreign tax credits and deductions are complex. US holders should consult their tax advisors regarding the availability of the foreign tax credit or deductions under their particular circumstances.
Taxation of Capital Gains
Subject to the PFIC rules discussed below, a US holder that sells or otherwise disposes of its Ordinary Shares will generally recognize capital gain or loss for US federal income tax purposes equal to the difference between the US dollar value of the amount realized upon disposition of its shares and its adjusted tax basis in such shares. Any capital gain or loss of a non-corporate US holder will generally be taxed at preferential rates where such shares have been held by such US holder for more than one year. The deductibility of a capital loss may be subject to limitations.
Any gain or loss will generally be US-source income or loss for foreign tax credit limitation purposes. The rules governing foreign tax credits and deductions are complex. US holders should consult their tax advisors regarding the availability of foreign tax credits or deductions under their particular circumstances.
Passive Foreign Investment Company Rules
A non-US corporation will be classified as a PFIC for US federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.
If we are a PFIC for any taxable year during which a US holder holds our Ordinary Shares, such holder will be subject to special tax rules, regardless of whether we continue to be treated as a PFIC, with respect to any “excess distribution” that such holder receives and any gain such holder realizes from a sale or other disposition (including a pledge) of our Ordinary Shares, unless such holder makes a certain election discussed below. Any distribution made to a US holder in a taxable year that is greater than 125% of the average annual distributions made to such holder during the shorter of the three preceding taxable years or such holder’s holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:
•
the excess distribution or gain will be allocated ratably over such holder’s holding period for the Ordinary Shares;

•
amounts allocated to the current taxable year and any taxable years in such holder’s holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income; and

•
amounts allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to such holder for that year, and such amounts will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to such years.

If we are a PFIC for any taxable year during which a US holder holds our Ordinary Shares and any of our non-US subsidiaries are also PFICs, such holder will be treated as owning a proportionate amount (by value) of the shares of each such non-US subsidiary classified as a PFIC for purposes of the application of these rules.
If we are classified as a PFIC, certain elections may be available to mitigate the adverse US federal income tax considerations of owning stock in a PFIC. In particular, a US holder may elect mark-to-market treatment for its Ordinary Shares, provided those Ordinary Shares constitute “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a qualified exchange or other market, as defined in the applicable regulations. Our Ordinary Shares are listed on the NYSE, which is a qualified exchange for these purposes.
We believe that the Ordinary Shares should currently not be treated as stock of a PFIC for US federal income tax purposes for the taxable year ending December 31, 2025 based on our income, assets, and activities, and we do not expect to become a PFIC in the foreseeable future. However, this conclusion is a factual determination that is made annually and thus may be subject to change. There can be no assurance that we will not be a PFIC for the current taxable year, or any past or future taxable years. US holders should consult their tax advisors concerning the US federal income tax considerations of owning and disposing of our Ordinary Shares if we are or become a PFIC, including the availability and advisability of making certain elections and the annual PFIC filing requirements, if any.
Material Dutch Tax Considerations
The statements below are only a general summary of certain material Dutch tax consequences for holders of Ordinary Shares that are non-residents of the Netherlands based on Dutch tax laws, presently in force, and the Tax Convention of December 18, 1992, as amended by the protocol that entered into force on December 28, 2004, between the United States of America and the Kingdom of the Netherlands (the “US Tax Treaty”) and are not to be read as extending by implication to matters not specifically referred to herein. As to individual tax consequences, investors in Ordinary Shares should consult their own professional tax advisor.
With respect to a holder of Ordinary Shares that is an individual who receives income or derives capital gains from Ordinary Shares and this income received or capital gains derived are attributable to past, present or future employment activities of such holder, the income of which is taxable in the Netherlands, the Dutch tax position is not discussed in this summary.
Dividend withholding tax
In general, a distribution to shareholders by a company resident in the Netherlands (such as the Company) is subject to a withholding tax imposed by the Netherlands at a rate of 15%. Share dividends paid out of the Company’s paid-in share premium recognized for Dutch tax purposes are not subject to the abovementioned withholding tax. Share dividends paid out of the Company’s retained earnings are subject to dividend withholding tax on the nominal value of the shares issued.
Relief at source is available to certain qualifying corporate holders of Ordinary Shares if such Ordinary Shares are attributable to a business carried out in the Netherlands, provided that such holder demonstrates that it is the beneficial owner of the dividend. Relief at source is available for dividend distributions to certain qualifying corporate holders of Ordinary Shares resident in EU/EEA member states, and to certain qualifying corporate holders of Ordinary Shares resident in non-EU/EEA states with which the Netherlands has concluded a tax treaty that includes a dividend article, provided that such holder demonstrates that it is the beneficial owner of the dividend unless such holder holds the Ordinary Shares of the Company with the primary aim or one of the primary aims to avoid the levy of Dutch dividend withholding tax from another person and the shareholding is put in place without valid commercial reasons that reflect economic reality.
Upon request and under certain conditions, certain qualifying non-resident individual and corporate holders of Ordinary Shares resident in EU/EEA member states or in a qualifying non-EU/EEA state may be eligible for a refund of Dutch dividend withholding tax to the extent that the withholding tax levied is higher than the personal and corporate income tax which would have been due if they were resident in the

Netherlands. However, this refund is not applicable when, based on the US Tax Treaty, the Dutch dividend withholding tax can be fully credited in the United States by the US holder.
Pursuant to the provisions of the US Tax Treaty, a reduced rate may be applicable in respect of dividends paid by the Company to a beneficial owner holding directly 10% or more of the voting power of the Company, if such owner is a company resident in the United States (as defined in the US Tax Treaty) and entitled to the benefits of the US Tax Treaty.
Pursuant to Dutch anti-dividend stripping legislation, a holder of Ordinary Shares who is the recipient of dividends will in any case not be considered the beneficial owner of the dividends if (i) as a consequence of a combination of transactions, a person other than the recipient benefits, in full or in part, directly or indirectly, from the dividends; (ii) whereby such other person retains, directly or indirectly, an interest similar to that in the Ordinary Shares on which the dividends were paid; and (iii) that other person is entitled to a credit, reduction or refund of dividend withholding tax that is less than that of the recipient.
Dividends paid to qualifying exempt US pension trusts and qualifying exempt US organizations are, under certain conditions, exempt from Dutch withholding tax under the US Tax Treaty. Qualifying exempt US pension trusts normally remain subject to withholding at the rate of 15% and are required to file for a refund of the tax withheld. Only if certain conditions are fulfilled, such pension trusts may be eligible for relief at source upon payment of the dividend. However, for qualifying exempt US organizations no relief at source upon payment of the dividend is currently available; such exempt US organizations should apply for a refund of the 15% withholding tax withheld. Further, under certain circumstances, certain exempt organizations (e.g., pension funds) may be eligible for a refund of Dutch withholding tax upon their request pursuant to Dutch tax law. From January 1, 2024 onwards, provided that certain conditions are met, such (US) organizations may be eligible for relief at source upon request.
The Company may, with respect to certain dividends received from qualifying non-Dutch subsidiaries, credit taxes withheld from those dividends against the Dutch withholding tax imposed on certain qualifying dividends that are redistributed by the Company, up to a maximum of the lesser of:
•
3% of the amount of qualifying dividends redistributed by the Company; and

•
3% of the gross amount of certain qualifying dividends received by the Company.

The reduction is applied to the Dutch dividend withholding tax that the Company must pay to the Dutch tax authorities and not to the Dutch dividend withholding tax that the Company must withhold.
From January 1, 2024 onwards, in addition to Dutch dividend withholding tax, Dutch conditional withholding tax may apply at a statutory rate of 25.8% on dividends and other (deemed) distributions to certain affiliated (gelieerde) entities of the Company for the purpose of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021).
The Dutch conditional withholding tax only applies on dividends and other (deemed) distributions to entities that are resident (gevestigd), or have a permanent establishment to which the dividend or distribution is attributable, in a jurisdiction that is listed in the Dutch regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden), and in certain deemed abusive situations.
An entity is generally affiliated within the meaning of the Dutch Withholding Tax Act 2021 if there is a controlling relationship between such entity and the distributing Company.
Income and capital gains
Income and capital gains derived from the Ordinary Shares by a non-resident individual or non-resident corporate shareholder are generally not subject to Dutch income or corporation tax, unless (i) such income and gains are attributable to a (deemed) permanent establishment or (deemed) permanent representative of the shareholder in the Netherlands; or (ii) the shareholder is entitled to a share in the profits of an enterprise or (in the case of a non-resident corporate shareholder only) a co-entitlement to the net worth of an enterprise that is effectively managed in the Netherlands (other than by way of securities) and to which enterprise the Ordinary Shares are attributable; or (iii) such income and capital gains are derived from a direct, indirect or deemed substantial participation in the share capital of the Company (such substantial participation not being a business asset), and, in the case of a non-resident corporate shareholder only, it is being held with the primary aim or one of the primary aims to avoid the levy of income tax from another person and is put in place without valid commercial reasons that reflect economic reality; or (iv) in the case of a non-resident corporate shareholder, such shareholder is a resident of Aruba, Curacao or Saint Martin with a permanent establishment or permanent representative in Bonaire, Eustatius or Saba to which the Ordinary Shares are attributable and certain conditions are met; or (v) in the case of a non-resident individual, such individual derives income or capital gains from the Ordinary Shares that are taxable as benefits from ‘miscellaneous activities’ in the Netherlands (resultaat uit overige werkzaamheden, as defined in the Dutch Income Tax Act 2001), which includes the performance of activities with respect to the Ordinary Shares that exceed regular portfolio management.
In general, a holder of Ordinary Shares has a substantial participation if they hold either directly or indirectly and either independently or jointly with his partner (as defined in the Dutch Income Tax Act 2001), the ownership of, or certain other rights over, at least 5% of the total issued share capital or total issued particular class of shares of the Company or rights to acquire direct or indirect shares, whether or not already issued, that represent at any time 5% or more of the total issued capital (or the total issued particular class of shares) or the ownership of certain profit participating certificates that relate to 5% or more of the annual profit or to 5% or more of the liquidation proceeds. A shareholder will also have a substantial participation in the Company if one or more of certain relatives of the shareholder hold a substantial participation in the Company. A deemed substantial participation among others exists if (part of) a substantial participation has been disposed of, or is deemed to have been disposed of, on a non-recognition basis.
Estate and gift taxes
No estate, inheritance or gift taxes are imposed by the Netherlands on the transfer or deemed transfer of Ordinary Shares by way of gift by or on the death of a shareholder if, at the time of the death of the shareholder or the gift of the Ordinary Shares (as the case may be), such shareholder is not a (deemed) resident of the Netherlands.
Inheritance or gift taxes (as the case may be) are due, however, if such shareholder:
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has Dutch nationality and has been a resident of the Netherlands at any time during the ten years preceding the time of their death or gift; or

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does not have Dutch nationality but has been a resident of the Netherlands at any time during the twelve months preceding the time of the gift (for Netherlands gift taxes only).

PLAN OF DISTRIBUTION
The Ordinary Shares offered by this prospectus are being offered by the Selling Securityholders. The Ordinary Shares may be sold or distributed from time to time by the Selling Securityholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. We will not receive any of the proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. The aggregate proceeds to the Selling Securityholders will be the purchase price of our Ordinary Shares less any discounts and commissions borne by the Selling Securityholders.
The sale of the Ordinary Shares offered by this prospectus could be effected in one or more of the following methods:
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on any national securities exchange or quotation service on which the Ordinary Shares may be listed or quoted at the time of sale;

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ordinary brokers’ transactions and transactions in which the broker-dealer solicits purchasers;

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transactions involving cross or block trades, including block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

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through brokers, dealers, or underwriters who may act solely as agents;

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in one or more underwritten offerings on a firm commitment underwritten or best efforts basis;

•
an over-the-counter distribution in accordance with the rules of the applicable exchange on which the shares are listed or admitted to trading;

•
purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

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“at the market” offerings, as defined in Rule 415 under the Securities Act;

•
through trading plans entered into pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

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in privately negotiated transactions;

•
in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•
through a combination of any of the foregoing methods of sale; or

•
any other method permitted by applicable law.

The Selling Securityholders may also sell Ordinary Shares under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if it deems the purchase terms to be unsatisfactory at any particular time.
The term “Selling Securityholders” includes successors in interest and permitted transferees of the Selling Securityholders that may hold Ordinary Shares covered by this prospectus after the date of this prospectus, in each case in accordance with the terms of the Registration Rights Agreement. Upon being notified by a Selling Securityholder that such a successor in interest or permitted transferee intends to sell our securities, we will, to the extent required, promptly file a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, to name specifically such person as a selling securityholder. In addition, the Selling Securityholders may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
In connection with distributions of the Ordinary Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Ordinary Shares in the course of hedging the positions they assume with the Selling Securityholders. The Selling Securityholders may also sell the Ordinary Shares short and redeliver the Ordinary Shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Ordinary Shares offered by this prospectus, which Ordinary Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to comply with the securities laws of certain states, if applicable, the Ordinary Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
The Selling Securityholders may use one or more registered broker-dealers to effectuate all sales of our Ordinary Shares. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (or instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Securityholders have informed us that each such broker-dealer will receive commissions that will not exceed customary brokerage commissions.
Brokers, dealers, underwriters or agents participating in the distribution of the Ordinary Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Ordinary Shares sold by the Selling Securityholders through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Ordinary Shares sold by the Selling Securityholders may be less than or in excess of customary commissions. Neither we nor the Selling Securityholders can presently estimate the amount of compensation that any agent will receive from any purchasers of Ordinary Shares sold by the Selling Securityholders.
We know of no existing arrangements between the Selling Securityholders or any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of our Ordinary Shares offered by this prospectus.
We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement, or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of Ordinary Shares offered by this prospectus by the Selling Securityholders, including with respect to any compensation paid or payable by the Selling Securityholders to any brokers, dealers, underwriters, or agents that participate in the distribution of such Ordinary Shares by the Selling Securityholders, and any other related information required to be disclosed under the Securities Act.
The Selling Securityholders will pay any underwriting discounts and commissions, transfer taxes (including stamp duties) and certain other expenses incurred by it in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration and offering of the securities covered by this prospectus, other than such costs and expenses to be borne by the Selling Securityholders, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm. We will also bear the reasonable fees and disbursements of one legal counsel for the Unilever Group with respect to each registration or underwritten offering in which Unilever (or a Unilever group company) is a participating holder.
We have agreed to indemnify the Selling Securityholders and certain other persons against certain liabilities in connection with the offering of our Ordinary Shares.
We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the until the earlier of (i) such time as all the Ordinary Shares to which such registration statement relates to have been disposed of in accordance with the intended methods of disposition set forth herein or (ii) such time as the Selling Securityholders cease to hold any Ordinary Shares eligible for registration under the Registration Rights Agreement.

EXPENSES RELATED TO THIS OFFERING
We estimate that our expenses in connection with the offer and sale of our Ordinary Shares by the Selling Securityholders will be as follows. With the exception of the SEC registration fee, all amounts are estimates.
SEC Registration Fee	$245,773.89
Printing Expenses	$7,520
Legal Fees and Expenses	$245,000.00
Accounting Fees and Expenses	$124,400
Total	$622,693.89
Pursuant to the Registration Rights Agreement, we have agreed to pay all expenses relating to the registration of the resale of the Ordinary Shares by the Selling Securityholders pursuant to this prospectus. Any sales or brokerage fees and commissions and other expenses of the Selling Securityholders incurred in connection with the disposition of any Ordinary Shares by the Selling Securityholders shall be borne by the Selling Securityholders (other than the reasonable fees and disbursements of one legal counsel for the Unilever Group with respect to each registration or underwritten offering in which Unilever (or a Unilever group company) is a participating holder).

ENFORCEABILITY OF CIVIL LIABILITIES
We are incorporated under the laws of The Netherlands and our principal executive offices are located outside the United States. Some or all of our directors and officers reside outside the United States. In addition, a substantial amount of our assets and the assets of our directors and officers are located outside the United States. As a result, it may not be possible for you to serve legal process within the United States upon us or any of these persons. It may also not be possible for you to enforce, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.
Furthermore, there is substantial doubt that courts in jurisdictions outside the U.S. (i) would enforce judgments of U.S. courts obtained in actions against us or our directors or officers based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our directors or officers based on those laws.

LEGAL MATTERS
The validity of the Ordinary Shares offered in this offering will be passed upon for us by Clifford Chance LLP, Dutch law Counsel to the Company.

EXPERTS
The combined carve-out financial statements of Unilever PLC’s Ice Cream business in certain jurisdictions as of 31 December 2024, and for each of the years in the two-year period ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The address of KPMG LLP is 15 Canada Square, Canary Wharf, E14 5GL London, United Kingdom.
The consolidated financial statements of The Magnum Ice Cream Company N.V. as of December 31, 2025 and for the year ended December 31, 2025, have been incorporated by reference herein in reliance upon the report of KPMG Accountants N.V., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The address of KPMG Accountants N.V. is Laan van Langerhuize 1, 1186 DS Amstelveen, The Netherlands.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this prospectus. We incorporate by reference the following documents or information that we have filed with the SEC:
•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 18, 2026; and

•
the description of our Ordinary Shares contained in Exhibit 2.1 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 18, 2026, including any amendment or report filed for the purpose of updating such description.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website www.corporate.magnumicecream.com as soon as reasonably practicable after they are filed with, or furnished to, the SEC. The reference to our website is an inactive textual reference only and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.
Upon written or oral request, we will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:
The Magnum Ice Cream Company N.V.
Attention: Investor Relations
Reguliersdwarsstraat 63
1017 BK Amsterdam
The Netherlands
Telephone: +31 61 158 5067
Email: investor.relations-tmicc@magnumicecream.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement (which may include amendments and exhibits to the registration statement) on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.
We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information we have filed electronically with the SEC.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
We maintain a corporate website at www.corporate.magnumicecream.com. The reference to our website is an inactive textual reference only and information contained therein or connected thereto is not incorporated into this prospectus or the registration statement of which it forms a part.

121,604,413 Ordinary Shares
The Magnum Ice Cream Company N.V.
PROSPECTUS